EXHIBIT (a)(1)(B)

BOOMERANG SYSTEMS, INC.

OFFER TO EXCHANGE

ELECTION TO PARTICIPATE

This Election to Participate (this “Election to Participate”) relates to the offer (the “Offer”) by Boomerang Systems, Inc., a Delaware corporation (the “Company”), described in the Offer to Exchange, dated as of July 29, 2015 (the “Offer to Exchange”) and distributed to holders 15% Secured Notes (the “Notes”) and the warrants to purchase common stock (“Eligible Warrants”) issued pursuant to the Loan and Security Agreement dated as of June 6, 2013 (as amended through the date hereof, the “Loan Agreement”) by and among the Company, Boomerang Systems, Inc., Boomerang USA Corp. and Boomerang MP Holdings, Inc. (collectively, the “Borrowers”), the Lenders party thereto from time to time and Parking Source LLC, as agent.

The Company is offering to exchange the Notes for the issuance of shares of common stock (the “New Shares”) for the settlement of the balance of the note (principal and interest as of: September 9, 2015) at $2.15 per share, subject to adjustment and upon the terms and subject to the conditions set forth in the Offer to Exchange. The Company is also offering to exchange Eligible Warrants for new warrants to purchase common stock identical to the Eligible Warrants other than the removal of certain anti-dilution provision as more fully discussed in Section 10. Description of the Eligible Securities; Source and Amount of Consideration in the Offer to Exchange..

To participate in the Offer, you must properly complete, sign and date this Election to Participate and deliver it to the Company by mail or courier service to Boomerang Systems, Inc., 30 A Vreeland Road, Florham Park, NJ 07932; by fax, to fax number (973) 387-8513; or by email, to ryanc@boomerangsystems.com, so that we receive it no later than the expiration of the Offer at 11:59 P.M. (Eastern time) on September 9, 2015 (or such later date and time as we may extend the expiration of the Offer). Timely delivery of a properly completed Election to Participate may be deemed by us to constitute the tendering of indicated Eligible Securities.

To participate in the Offer, you must tender both the Note and corresponding Eligible Warrants.

If the Company receives one or more Elections to Participate and one or more Notices of Withdrawal signed by you, the Company will give effect to the form bearing the latest date and, if two forms bear the same date, then the form received last, as determined by the Company in its discretion.

If you elect to participate in the Offer, and the Company decides to accept your tender, the Company will issue you New Securities in the form provided for in the Offer to Exchange for your Eligible Securities promptly after the expiration of the Offer, in accordance with and subject to the terms and conditions described in the Offer to Exchange.

Any holder that is not the original holder of the Eligible Securities will be required to provide the Company with a copy of the executed documentation transferring such Eligible Securities.

Questions may be directed to the Company: Boomerang Systems, Inc., 30 A Vreeland Road, Florham Park, NJ 07932, telephone: (973) 387-8514.

ACKNOWLEDGEMENT AND SIGNATURE:

Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Offer to Exchange.

Upon the terms and subject to the conditions set forth in the Offer to Exchange, I hereby tender to Boomerang Systems, Inc. the Eligible Securities specified below for New Securities, subject to the terms described in the Offer to Exchange.

Subject to, and effective upon, the Company’s acceptance of the tendered Eligible Securities in accordance with the terms and subject to the conditions of the Offer to Exchange, I hereby terminate all right and interest I have in the tendered Eligible Securities and sell, assign and transfer to, or upon the order of, the Company all right, title and interest in and to the tendered Eligible Securities, in each case to the extent each such Eligible Securities are tendered, in accordance with my instructions herein.

I understand and acknowledge that:

(1)          To accept the Offer, I must comply with the terms and conditions set forth in the Offer to Exchange and this Election to Participate.

(2)          By tendering the Eligible Securities pursuant to the procedure described in the Offer to Exchange and in the instructions to this Election to Participate, I accept the terms and conditions of the Offer.

(3)          Upon the Company’s acceptance of the tendered Eligible Securities, on or immediately after the Expiration Date, such tendered Eligible Securities will be cancelled.

(4)          Promptly following the Expiration Date, the Company will send to me my New Securities.

(5)          The Company has advised me to consult with my own advisors as to the consequences of participating or not participating in the Offer.

(6)          The Offer is not being offered to holders in any State or other jurisdiction in which the Offer would not be in compliance with the laws of such State or other jurisdiction.

(7)          All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns.

I hereby represent and warrant that:

(8)          (1)        I have the full power and authority to tender the Eligible Securities and that, when and to the extent the Eligible Securities are accepted for exchange by the Company, the Eligible Securities will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof and the Eligible Securities will not be subject to any adverse claims.

(2)          Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of the Eligible Securities pursuant to the Offer to Exchange.

(3)          I have such knowledge and experience in financial and business matters that I am capable of evaluating the merits and risks of investment in the New Securities.

(4)          I have had the opportunity to review the current business prospects, financial condition and operating history of the Company as set forth in the Offer to Exchange and the documents referred to or incorporated by reference therein.

(5)          I have had the opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Offer and I have received all the information I consider necessary or appropriate for deciding whether to accept the offer.

IN WITNESS WHEREOF, the undersigned has duly executed this Election to Participate as of the date set forth below with respect to the following Note(s) tendered by the undersigned. If you hold more than one set of Notes or Eligible Warrants, please complete this signature page for each Note or Eligible Warrant tendered.

Date of issuance of Note Tendered	Amount of Note Tendered

Date of issuance of Eligible WarrantTendered	Number of Eligible Warrants Tendered

You must complete and sign the following exactly as your name appears on your tendered Notes and Eligible Warrants. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or another person acting in a fiduciary or representative capacity, please set forth the signatory's full title and include with this Election to Participate proper evidence of the authority of such person to act in such capacity.

Date:________________	By:
(signature)

(print name)

(title, if applicable)

Address:

Telephone:
Fax:
Tax ID/SSN:

Note: All New Securities will be delivered to the above address.

INSTRUCTIONS
FORMING PART OF THE ELECTION TO PARTICIPATE

(1)          Review the Offer. Please carefully review the Offer to Exchange, this Election to Participate and other materials related to the Offer.

(2)          To Participate in the Offer. To participate in the Offer, you must properly complete, sign, date and deliver to us this Election to Participate before 11:59 P.M. (Eastern time) on September 9, 2015, unless extended (the “Expiration Date”). Please complete and sign a separate signature page to this Election to Participate for each Note and Eligible Warrant you are tendering. Delivery will be deemed made only when the Election to Participate is actually received by (not postmarked for delivery to) us. The acceptable methods of delivering the Election to Participate is:

By mail or courier service to:

Boomerang Systems, Inc.

30 A Vreeland Road

Florham Park, NJ 07932

By facsimile to: (973) 387-8513

By email to: ryanc@boomerangsystems.com

We urge you to mail or courier sufficiently in advance of the Expiration Date to ensure we receive your documents prior to the Expiration Date. If you deliver by mail, we recommend that you use registered mail with return receipt requested. You should retain the return receipt for your records. Any type of delivery is at your own expense and risk.

If you submit an incomplete or incorrectly completed Election to Participate, you will be considered to have rejected the Offer. In that case, (a) your Eligible Securities will remain outstanding until they terminate or (b) you will have no rights to any New Securities.

Timely delivery of a properly completed Election to Participate may be deemed by us to constitute the tendering of indicated Eligible Securities

(3)          Acceptance of Eligible Securities in Exchange for New Securities. When we accept your tendered Eligible Securities and we exchange them for New Securities promptly following the expiration of the Offer, you will have no further rights to your tendered Eligible Securities.

(4)          To Withdraw Election. To withdraw from the Offer, you must properly complete, sign, date and deliver to us a separate Notice of Withdrawal before the Expiration Date for each Eligible Security that you have elected to lender, if you have tendered more than one Eligible Security. Delivery will be deemed made only when the Notice of Withdrawal is actually received by (not postmarked for delivery to) us. Notices of Withdrawal must be delivered according to the acceptable method of delivery indicated above in Section 2. Once you have withdrawn your tendered Eligible Securities, you may re-tender your Eligible Securities before the expiration of the Offer only by again following the delivery procedures described above in Section 2. We will return to you your previously tendered Eligible Securities promptly after we receive the Notice of Withdrawal pursuant to the terms of the Offer.

(5)          Irregularities. We will determine, in our sole discretion, all questions as to form, validity, including time of receipt, and acceptance of any tender of Eligible Securities or withdrawal of tendered Eligible Securities. Our determination of these matters will be final and binding on all parties, subject to the judgment of a court of competent jurisdiction. We may reject any or all tenders of or withdrawals of tendered Eligible Securities that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made, subject to the judgment of a court of competent jurisdiction to the contrary. We may waive, as to all eligible Eligible Securities holders, any defect or irregularity in any tender with respect to any particular set of Eligible Securities. No tender of Eligible Securities or withdrawal of tendered Eligible Securities will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Securities holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders or withdrawals, and no one will be liable for failing to give notice of any defects or irregularities.

(6)          Questions and Requests for Assistance and Additional Copies. Questions and requests for assistance should be directed to the Company at: Boomerang Systems, Inc., 30 A Vreeland Road, Florham Park, NJ 07932, telephone: (973) 387-8514. Additional copies of the Offer to Exchange, the Election to Participate and other related materials may be obtained from the Company.